Exhibit 4.4

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
As of the date of the Annual Report on Form 10-K of which this exhibit is a part, Noodles & Company (the “Company”) has one class of security registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): Class A common stock, par value $0.01 per share (“Class A common stock”).

Description of Class A Common Stock

The following is a summary of our Class A common stock and provisions of our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws, copies of which are incorporated by reference as exhibits into our Annual Report on Form 10-K, of which this exhibit forms a part. We encourage you to read our Amended and Restated Certificate of Incorporation, our Second Amended and Restated Bylaws, and the applicable provisions of General Corporation Law of the State of Delaware for additional information.
Voting Rights. Pursuant to our Amended and Restated Certificate of Incorporation, holders of our Class A common stock will be entitled to one vote on all matters submitted to a vote of stockholders; provided, however, that, except as otherwise required by law, holders of Class A common stock, as such, are not entitled to vote on any amendment to our Amended and Restated Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to our Amended and Restated Certificate of Incorporation. Holders of Class A common stock are not entitled to cumulative voting in the election of directors. This means that the holders of a majority of our Class A common stock are able to elect all of the directors then standing for election.
Classification of Board of Directors. Our board of directors is divided into three classes, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year.
Dividends. Subject to the rights, if any, of the holders of any outstanding series of preferred stock, holders of our Class A common stock will be entitled to receive dividends out of any of our funds legally available when, as and if declared by the board of directors.
Preemptive Rights; Conversion Rights; Subscription Rights. Holders of Class A common stock do not have preemptive or conversion rights or other subscription rights.
Redemption Rights; Sinking Fund Provisions. There are no redemption or sinking fund provisions applicable to our Class A common stock.
Other Rights. Upon the dissolution, liquidation or winding up of the company, subject to the rights, if any, of the holders of our preferred stock, the holders of our common stock shall be entitled to receive the assets of the company available for distribution to its stockholders ratably in proportion to the number of shares held by them. The outstanding shares of our common stock are fully paid and nonassessable.
Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Second Amended and Restated Bylaws. Certain provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws could make an acquisition of us more difficult. These provisions of the General Corporation Law of the State of Delaware (the “DGCL”) could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and are designed to encourage persons seeking to acquire control of us to negotiate with our board of directors.

•Stockholder meetings. Under our Amended and Restated Certificate of Incorporation, only the board of directors, or the chairman of the board of directors or the Chief Executive Officer with the concurrence of a majority of the board of directors may call special meetings of stockholders.

•Requirements for advance notification of stockholder nominations and proposals. Our Second Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors.

•Elimination of stockholder action by written consent. Our Amended and Restated Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting. This provision will, in certain situations make it more difficult for stockholders to take action opposed by the board of directors.

•Election and removal of directors. Our board of directors is divided into three classes, each serving staggered three-year terms. As a result, only a portion of our board of directors is elected each year. The board of directors has the exclusive right to increase or decrease the size of the board and to fill vacancies on the board. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes replacing a majority of directors more difficult for stockholders. Additionally, directors may be removed for cause only with the approval of the holders of a majority of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors. Directors may be removed without cause only with the approval of two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors.

•Undesignated preferred stock. The authorization of undesignated preferred stock makes it possible for our board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the company.

•Amendment of provisions in the certificate of incorporation. Our Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors in order to amend any provision of our certificate of incorporation.

•Amendment of provisions in the bylaws. Our Second Amended and Restated Bylaws require the affirmative vote of the holders of at least two-thirds of the aggregate voting power of our outstanding Class A common stock and any series of preferred stock entitled to vote generally in the election of directors in order to amend any provision of our bylaws.
Delaware Anti-Takeover Statute. We are not governed by Section 203 of the DGCL. Section 203 of the DGCL prevents an “interested stockholder” from engaging in a “business combination” with us for three years following the date that person became an interested stockholder, unless:

•before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by persons who are both directors and officers of our corporation or by certain employee stock plans; or

•on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock excluding shares held by the interested stockholder.
An “interested stockholder” is generally a person owning 15% or more of our outstanding voting stock. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.
Transfer Agent and Registrar. Equiniti Trust Company is the transfer agent and registrar for our common stock.
Listing. Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “NDLS”.